Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Six Months Ended
(Unaudited)	March 31, 2012	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$159,737	$165,105	$164,710	$324,842	$325,683
Taxable equivalent net interest income	165,666	171,186	170,779	336,852	337,258
Non-interest income	94,583	100,816	101,344	195,399	197,250
Investment securities gains, net	4,040	1,336	1,956	5,376	3,283
Provision for loan losses	8,165	5,215	12,188	13,380	27,977
Non-interest expense	150,461	156,340	153,513	306,801	307,473
Net income attributable to Commerce Bancshares, Inc.	65,799	70,733	69,034	136,532	129,487
Cash dividends	20,438	20,216	20,056	40,654	40,110
Net total loan charge-offs (recoveries)	11,165	8,214	15,188	19,379	33,977
Business	110	(3,600)	1,439	(3,490)	3,449
Real estate — construction and land	220	116	1,125	336	3,111
Real estate — business	1,495	1,839	339	3,334	1,403
Consumer credit card	6,173	5,930	8,490	12,103	17,528
Consumer	2,631	1,974	2,229	4,605	6,242
Revolving home equity	360	943	344	1,303	711
Real estate — personal	69	679	1,027	748	1,301
Overdraft	107	333	195	440	232
Per common share:
Net income — basic	$.74	$.80	$.76	$1.54	$1.42
Net income — diluted	$.74	$.80	$.75	$1.54	$1.41
Cash dividends	$.230	$.230	$.219	$.460	$.438
Diluted wtd. average shares o/s	88,556	87,672	91,274	88,114	91,226
RATIOS
Average loans to deposits (1)	55.53%	55.26%	60.17%	55.39%	61.30%
Return on total average assets	1.29%	1.38%	1.47%	1.34%	1.40%
Return on total average equity	12.04%	12.80%	13.12%	12.42%	12.54%
Non-interest income to revenue (2)	37.19%	37.91%	38.09%	37.56%	37.72%
Efficiency ratio (3)	58.91%	58.53%	57.40%	58.72%	58.50%
AT PERIOD END
Book value per share based on total equity	$24.83	$25.47	$23.38
Market value per share	$40.52	$37.90	$40.95
Allowance for loan losses as a percentage of loans	1.96%	1.90%	2.07%
Tier I leverage ratio	9.70%	9.73%	10.32%
Tangible common equity to assets ratio (4)	10.12%	10.16%	10.27%
Common shares outstanding	88,583,809	87,588,533	91,182,081
Shareholders of record	4,213	4,184	4,253
Number of bank/ATM locations	360	361	364
Full-time equivalent employees	4,713	4,702	4,786
OTHER QTD INFORMATION
High market value per share	$41.28	$41.00	$41.81
Low market value per share	$37.57	$36.17	$38.14

(1)	Includes loans held for sale.

(2)	Revenue includes net interest income and non-interest income.

(3)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(4)
The tangible common equity ratio is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).